Exhibit 10.14

December 7, 2022

Marc Blaustein
mblaustein@finchtherapeutics.com

Dear Marc,

The purpose of this letter is to amend the Employment Agreement by and between Finch Therapeutics Group, Inc. (the “Company”) and you dated as of September 8, 2021 (the “Employment Agreement”), effective as of April 30, 2022 (the “Effective Date”). Capitalized terms used but not defined in this letter will have the meanings set forth in the Employment Agreement.

1.
Base Salary. As of the Effective Date, Section 2.1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“The Executive shall be entitled to receive an annual base salary of $415,000 USD (the ‘Base Salary’). The Base Salary, which will be reviewed annually, will be paid periodically in accordance with the Company’s normal payroll practices and be subject to applicable withholdings.”

Except as expressly modified herein, the Employment Agreement remains in full force and effect, and is binding on you and the Company in accordance with its terms. Without limiting the generality of the foregoing, you acknowledge and agree that you remain bound by the restrictive covenants set forth in Section 3 of the Employment Agreement, and that the changes to the terms and conditions of your employment described in this Amendment do not change or limit the scope of, or your obligations to comply with, such restrictive covenants.

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FINCH THERAPEUTICS GROUP, INC.

By: /s/ Mark Smith

Name: Mark Smith

Title: CEO

EXECUTIVE:

/s/ Marc Blaustein

Name: Marc Blaustein